Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New York Community Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-146512, 333-135279, 333-130908, 333-110361, 333-105901, 333-89826, 333-66366, 333-51998 and 333-32881) on Form S-8 and (Nos. 333-129338, 333-105350, 333-100767, 333-86682, 333-150442, and 333-152147) on Form S-3 of New York Community Bancorp, Inc. of our report dated February 19, 2010, with respect to the statement of assets acquired and liabilities assumed by New York Community Bank (a wholly owned subsidiary of New York Community Bancorp, Inc.) pursuant to the Purchase and Assumption Agreement dated December 4, 2009, which report appears in the February 19, 2010 Current Report on Form 8-K/A of New York Community Bancorp, Inc.

/s/ KPMG LLP
New York, New York
February 19, 2010

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